Exhibit 99.1
______________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Michael Hartshorn	Connie Wong
	Group Senior Vice President,	Senior Director, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4503	connie.wong@ros.com

ROSS STORES REPORTS FIRST QUARTER EARNINGS,
ISSUES SECOND QUARTER 2015 GUIDANCE

Dublin, California, May 21, 2015 -- Ross Stores, Inc. (Nasdaq: ROST) today reported earnings per share of $1.37 for the first quarter ended May 2, 2015, up from $1.15 in the prior year. Net earnings grew to $282 million, compared to $244 million for the same period in 2014. These earnings results include a benefit of about $.04 per share mainly from the favorable timing of packaway-related costs that are expected to reverse in subsequent quarters. Adjusting for this expense timing, first quarter 2015 earnings per share rose 16% over the prior year period.

Sales for the fiscal 2015 first quarter rose 10% to $2.938 billion, with comparable store sales up 5% over the prior year.

Barbara Rentler, Chief Executive Officer, commented, “We are pleased with our better-than-expected sales and earnings in the first quarter. Our results continue to benefit from value-focused customers responding favorably to our fresh and exciting assortments of name brand bargains. Operating margin for the first quarter grew to 15.7%, up from 14.6% in the prior year, driven by a combination of higher merchandise margin, strong expense controls, and the aforementioned favorable timing of packaway-related costs.”

Ms. Rentler continued, “During the first quarter of fiscal 2015, we repurchased 1.7 million shares of common stock for an aggregate price of $176 million. As planned, we expect to buy back a total of $700 million in common stock during fiscal 2015 under the new two-year $1.4 billion authorization approved by our Board of Directors in February of this year.

Looking ahead, Ms. Rentler said, “For the second quarter ending August 1, 2015, we are forecasting same store sales to increase 2% to 3% and earnings per share of $1.19 to $1.24, up from $1.14 in the prior year period. Adjusting for the recently announced two-for-one stock split that becomes effective June 11, 2015, second quarter earnings per share are forecast to be $.59 to $.62, up from $.57 in the prior year period.”

Based on the Company’s first quarter results and guidance for the second quarter, earnings per share for fiscal 2015 are now projected to be in the range of $4.72 to $4.87, compared to our initial guidance of $4.60 to $4.80. On a split-adjusted basis, earnings per share for the year are forecast to be $2.36 to $2.44, up 7% to 10% from $2.21 in fiscal 2014.

The Company will host a conference call on Thursday, May 21, 2015 at 4:15 p.m. Eastern time to provide additional details concerning its first quarter results and management’s outlook and plans for the second quarter of fiscal 2015. A real-time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 404-537-3406, PIN #38515836 until 8:00 p.m. Eastern time on May 28, 2015, as well as on the Company’s website.

Forward-Looking Statements:  This press release on our corporate website contains forward-looking statements regarding expected sales, earnings levels and other financial results in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise retailing industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise; impacts from the macro-economic environment and financial and credit markets that affect consumer disposable income and consumer confidence, including but not limited to interest rates, recession, inflation, deflation, energy costs, tax rates and policy, unemployment trends, and fluctuating commodity costs; changes in geopolitical and geoeconomic conditions; unseasonable weather trends; potential disruptions in supply chain or information systems; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand name merchandise at desirable discounts; attracting and retaining personnel with the retail talent necessary to execute our strategies; effectively operating and continually upgrading our various supply chain, core merchandising and other information systems; improving our merchandising and transaction processing capabilities and the reliability and security of our data communications systems through the implementation of new processes and systems enhancements; effectively protecting against security breaches, including cyber-attacks on our transaction processing and computer information systems, that could result in the theft, transfer or unauthorized disclosure of customer, credit card, employee or other private and valuable information that we collect and process in the ordinary course of our business, and avoiding resulting damage to our reputation, loss of customer confidence, exposure to litigation and regulatory action, unanticipated costs and disruption of our operations; obtaining acceptable new store locations and improving new store sales and profitability, especially in newer regions and markets; adding capacity to our existing distribution centers and building out planned additional distribution centers timely and cost effectively; and achieving and maintaining targeted levels of productivity and efficiency in our existing and new distribution centers. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2014 and 8-Ks for fiscal 2015.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time.  We do not undertake to update or revise these forward-looking statements.

Ross Stores, Inc. is an S&P 500, Fortune 500 and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2014 revenues of $11.0 billion. The Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,242 locations in 33 states, the District of Columbia and Guam as of May 2, 2015. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 60% off department and specialty store regular prices. The Company also operates 157 dd’s DISCOUNTS® in 15 states as of May 2, 2015 that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 70% off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

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Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended
($000, except stores and per share data, unaudited)	May 2, 2015	May 3, 2014

Sales	$2,938,148	$2,680,593

Costs and Expenses
Cost of goods sold	2,067,455	1,908,184
Selling, general and administrative	409,298	379,802
Interest expense (income), net	2,003	(104)
Total costs and expenses	2,478,756	2,287,882

Earnings before taxes	459,392	392,711
Provision for taxes on earnings	177,187	148,798
Net earnings	$282,205	$243,913

Earnings per share
Basic	$1.38	$1.17
Diluted	$1.37	$1.15

Weighted average shares outstanding (000)
Basic	203,827	208,949
Diluted	205,693	211,515

Dividends
Cash dividends declared per share	$0.235	$0.200

Stores open at end of period	1,399	1,309

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	May 2, 2015	May 3, 2014
Assets

Current Assets
Cash and cash equivalents	$761,356	$595,950
Short-term investments	500	—
Accounts receivable	88,258	84,492
Merchandise inventory	1,504,281	1,250,759
Prepaid expenses and other	119,381	118,751
Deferred income taxes	12,590	13,070
Total current assets	2,486,366	2,063,022

Property and equipment, net	2,276,747	1,924,038
Long-term investments	3,141	3,670
Other long-term assets	169,795	160,558
Total assets	$4,936,049	$4,151,288

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$1,128,808	$930,576
Accrued expenses and other	389,804	352,559
Accrued payroll and benefits	198,081	171,535
Income taxes payable	108,314	121,683
Total current liabilities	1,825,007	1,576,353

Long-term debt	395,677	149,694
Other long-term liabilities	296,490	286,672
Deferred income taxes	85,376	63,291

Commitments and contingencies

Stockholders’ Equity	2,333,499	2,075,278
Total liabilities and stockholders’ equity	$4,936,049	$4,151,288

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Three Months Ended
($000, unaudited)	May 2, 2015	May 3, 2014

Cash Flows From Operating Activities
Net earnings	$282,205	$243,913
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	63,316	56,465
Stock-based compensation	14,288	12,035
Deferred income taxes	(944)	1,577
Tax benefit from equity issuance	37,320	23,141
Excess tax benefit from stock-based compensation	(37,255)	(22,943)
Change in assets and liabilities:
Merchandise inventory	(131,606)	6,396
Other current assets	(27,539)	(36,623)
Accounts payable	143,038	157,254
Other current liabilities	63,217	71,446
Other long-term, net	7,948	(8,084)
Net cash provided by operating activities	413,988	504,577

Cash Flows From Investing Activities
Additions to property and equipment	(106,928)	(148,700)
Increase in restricted cash and investments	(9)	(6,980)
Purchases of investments	(718)	—
Proceeds from investments	601	12,022
Net cash used in investing activities	(107,054)	(143,658)

Cash Flows From Financing Activities
Excess tax benefit from stock-based compensation	37,255	22,943
Issuance of common stock related to stock plans	7,036	5,668
Treasury stock purchased	(61,977)	(35,471)
Repurchase of common stock	(175,757)	(138,696)
Dividends paid	(48,743)	(42,581)
Net cash used in financing activities	(242,186)	(188,137)

Net increase in cash and cash equivalents	64,748	172,782

Cash and cash equivalents:
Beginning of period	696,608	423,168
End of period	$761,356	$595,950

Supplemental Cash Flow Disclosures
Interest paid	$4,148	$—
Income taxes paid	$43,302	$28,936